UBPS to Acquire and Consolidate Three Business Payment Companies

in Proposed $179 Million Transaction

New company combines scale (23,000 small business customers across U.S.) and a unique platform in a consolidating industry at a lower valuation than publicly-traded peers

UBPS expects on a pro-forma basis that the combined company will have $78.9 million in revenue and $20.8 million EBITDA in CY 2012 with immediately accretive bottom-line benefit due to scale and cost savings

Company to be led by payment processing innovator, Bipin Shah

Philadelphia, PA – July 9, 2012 – Universal Business Payment Solutions Acquisition Corporation (“UBPS” or the “Company”) (NASDAQ: Common Stock:“UBPS”, Units:“UBPSU”, Warrants:“UBPSW”), a special purpose acquisition company, today announced that it has entered into definitive agreements to acquire three profitable and growing companies to facilitate its strategy of providing end-to-end transaction processing services to small businesses:

•	Electronic Merchant Systems (“EMS”), a major credit and debit card sales organization;
•	Jet Pay LLC (“JetPay”), a top-15 U. S. credit and debit card processor according to Nilson; and
•	A D Computer Corporation (“AD Computer”) and Payroll Tax Filing Services, Inc. (“Payroll Tax Filing”), related payroll processing and tax filing companies.

Mr. Bipin Shah, Chairman and CEO of UBPS, stated, “When we formed UBPS the aim was to follow through on a simple concept ~ small business owners should be able to receive all of their business processing solutions in one place. After a thorough diligence and evaluation process, we feel we have succeeded in offering such solutions with the combination of UBPS and these three profitable and rapidly-growing companies. We believe this ‘all encompassing’ business processing model offers a unique solution not currently available to small business customers. We also worked very diligently at creating a structure that was both internally friendly for these three companies while also providing current and potential investors a valuation greater than that available through investment in other publicly-traded companies in the market.”

Universal Business Payment Solutions Acquisition Corporation	Page 2
July 9, 2012

Details of Transaction

UBPS will acquire the three companies in a transaction valued at approximately $179 million, of which $104 million will be paid in cash, $38 million in newly issued UBPS common stock, and the balance as future payments in cash and UBPS stock (with $25 million of such future payments contingent on the achievement of certain targets). The cash portion of the consideration will be funded by a combination of a $60 million credit facility and UBPS cash held in trust.

The business combination is subject to approval by the Company’s stockholders, as well as regulatory approval and other customary closing conditions. Assuming these conditions are met, the business combination is expected to close early in the fourth quarter of this year.

Financial Results

On a pro-forma basis for calendar year ended December 31, 2011, the combined entities generated over $70 million in revenues and $17 million in EBITDA, without giving effect to immediately identifiable synergies which UBPS estimates to be in excess of $3.5 million. UBPS expects on a pro-forma basis that the combined company will have $78.9 million in revenue and $20.8 million EBITDA in CY 2012 based solely on the benefits of scale and current organic growth.

Financial Projections

($ in millions - growth assumptions based on past experience and Management Projections and includes prospective acquisitions)

	2010A	2011A	2012E	2013E	2014E
Revenue	$61.7	$70.1	$78.9	$96.2	$131.2
% Growth	-	13.5%	12.7%	21.8%	36.5%

Gross Profit	$41.9	$47.3	$53.0	$61.7	$76.7
% Margin	67.9%	67.5%	67.2%	64.2%	58.4%

EBITDA	$12.0	$17.1	$20.7	$28.1	$39.5
%Margin	19.5%	24.3%	26.3%	29.3%	30.1%

Net Income	$7.1	$10.2	$9.6	$14.7	$22.3
% Margin	11.5%	14.6%	12.1%	15.5%	17.0%

2

Universal Business Payment Solutions Acquisition Corporation	Page 3
July 9, 2012

Compelling Transaction Valuation Compared to Public Peers

•	8.3x 2012E EBITDA and 6.1x 2013E EBITDA versus publicly-traded peers of 9.9x and 8.9x*
•	12.7x 2012E net income and 8.2x 2013E net income versus peers of 22.1x and 17.9x*

* Based upon UBPS price per common share of $6.08 (current total in trust) \ All data as of June 25, 2012 - Source Capital IQ

Background on Acquisition Businesses

•	EMS - Since 1987, EMS has grown to become a leading provider of merchant processing services and electronic transactions. Based in Cleveland, Ohio, the company operates in over 100 U.S. cities serving over 16,000 customers across the country. EMS provides high-quality payment processing services and support to traditional retail merchants. EMS processes and safeguards many types of electronic payment transactions including all major credit cards, debit cards, EBT, stored-value, and electronic check services.
•	JetPay is a front and back-end credit and debit card and check processor located in Carrollton, TX, offering a wide array of business processing services and features, combining real-time credit and debit card processing, online payment capabilities, and merchant account services into one solution. With more than two decades of experience, JetPay is a Top 15 payment processing company in volume in the U.S. according to Nilson. The company offers processing services to banks, sales organizations, merchants, and for a number of large e-commerce sites on the web today.
•	Since 1971, AD Computer and its related company, Payroll Tax Filing are headquartered near Allentown, PA and have provided comprehensive payroll and payroll tax filing services to businesses of all types and sizes throughout the United States. AD Computer's payroll system is designed with optimum flexibility to accommodate payrolls of all sizes - from small family businesses to large corporations with up to 10,000 employees. The company has historically focused on local markets in the Lehigh Valley, Pennsylvania region, but has created an adaptable payroll processing infrastructure with capacity to expand into other markets under UBPS.

Innovative Combination to Fill Growing Industry Need

The Company feels that its addressable market is primarily U.S. small business, which according to the US Economic Census currently comprises approximately 30% of the Country’s GDP ($4 trillion) and almost half of the national workforce. Currently, the small business owner primarily requires five distinct payment transaction services: payroll processing and related employee services; debit and credit card processing / accounts receivable processing and billing; accounts payable and procurement; funding related to debit and credit card processing receipts; and stored value card products (PayCards, gift cards, others) for employees. The industry has undergone a period of consolidation, with several companies seeking the necessary scale to compete.

3

Universal Business Payment Solutions Acquisition Corporation	Page 4
July 9, 2012

Mr. Shah continued, “The market for payroll processing, card processing and funding is still relatively fragmented, with the majority of small businesses utilizing separate resources for each. We feel that by combining these three companies, we can address this market by providing a complete turnkey business processing solution for customers and do it efficiently. For example, whereas a restaurant may have previously gone to separate companies to get its employee a debit card, process their payroll, and access daily working capital; they can now receive all of those services from UBPS as a one-stop shop. These three companies have a strong and successful history, largely created by the talent of their employees and management. We are looking forward to maximizing the scale of the combined entity, and believe that we have truly created a platform to begin providing a processing structure that is currently not available on the market.”

Upon closing, UBPS expects to serve more than 23,000 small business customers through approximately 400 employees, with significant capacity for expansion. In addition to a strong recurring revenue stream, the combination creates a platform company with the scale to support considerably more small business customers. UBPS believes that while it will be cautious to ensure that the three companies are merged with the least disruption to its customers and employees, management expects that the integration should be completed within 12 months. The Company’s corporate headquarters will continue to be based in Chester County, Pennsylvania.

Industry Leading Management

The UBPS management team will be led by Bipin C. Shah, a renowned innovator in the payments processing industry and referred to as the “founder of debit.” Mr. Shah, who will remain Chairman and CEO of the combined company, was instrumental in developing and expanding the first branded multi-bank ATM Network, known as “MAC” for Money Access Card and Money Access Centers. While serving as Vice Chairman and Chief Operating Officer at CoreStates Financial Corporation, and a Board Member of Visa International, Mr. Shah created the first point-of-sale debit card, an electronic universal debit and credit authorization and capture system, “pay-at-the-pump,” and “cash back” at point-of-sale (POS).

The Company will retain senior members of management of the three platform companies after the close of the transaction:

•	Dan Neistadt, President of EMS, and formerly EVP at KeyBank and on MasterCard’s Debit Access Committees and former President of the ETA.
•	Trent Voigt, President of JetPay, former EVP of Vectrix, and director at National Business Systems.
•	Nick Antich, President of A D Computer, the company he founded in 1971.

4

Universal Business Payment Solutions Acquisition Corporation	Page 5
July 9, 2012

The UBPS management team is rounded out by Peter Davidson, CAO, formerly EVP of Genpass, and earlier senior management positions with CoreStates Financial, HSBC and Speer & Associates. UPBS’s management team has a strong track record of achieving returns for its investors and shareholders: combined, Gensar, Genpass and MAC/POS returned an average IRR of 62%.

Concluding Comments From Member of the UBPS Board

Arthur F. Ryan, current UBPS board member and former CEO, Prudential Financial Inc., President and COO of Chase Manhattan Bank, and member of the Board of Visa International, stated, “When I joined the Board of UBPS, our entire goal was to seek and find a solution to the growing needs of the small business owner. I think that Bipin and his team have created a thorough and detailed strategy to leverage three companies as a platform to meet all payment-related needs of these businesses. Having worked with Bipin closely for over 25 years, I feel there is no industry peer that has the experience and results in bringing new products to market, driving down transaction processing costs, and in generating additional processing volume via organic growth and acquisitions. We are enthusiastic to begin integrating these companies and creating a bundled service for our current customer base and large potential market of small business owners.”

Additional Investor Information

UBPS intends to file an investor presentation on Form 8-K with the U.S. Securities and Exchange Commission (SEC) in conjunction with this press release.

The Company will also mail a definitive proxy statement and other relevant documents to its stockholders. UBPS management encourages all current and potential investors and other interested persons to read, when available, the preliminary proxy statement, and amendments thereto, and definitive proxy statement in connection with the Company’s solicitation of proxies for the special meeting to be held to approve the business combination because these proxy statements will contain important information about the Company and the proposed business combination. The definitive proxy statement will be mailed to stockholders of the Company as of the record date to be established for voting on the business combination. Stockholders will also be able to obtain a copy of the preliminary and definitive proxy statement, without charge, once available, at the SEC’s Internet site at http://www.sec.gov.

5

Universal Business Payment Solutions Acquisition Corporation	Page 6
July 9, 2012

Contact Information:

At the Company	-OR-	Media Inquiries

UBPS		Eric Van der Vlugt
Peter Davidson		215-564-1213, ext.12,
Chief Administrative Officer		eric@articus.com
(404) 427-9432,
peter.davidson@ubpsac.com

Investor Relations

The Equity Group Inc.

Adam Prior

Vice President

(212) 836-9606

aprior@equityny.com

About UBPS

Universal Business Payment Solutions Acquisition Corporation is a blank check company formed for the purpose of acquiring one or more operating businesses in the payments and payroll processing industries as a platform for further roll-up acquisition opportunities. The Company raised net proceeds of approximately $72 million through its initial public offering in May 2011 led by EarlyBirdCapital, Inc. Please visit www.ubpsac.com for more information.

Participants in the Business Combination

The Company and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the proposed business combination. Information regarding the officers and directors of the Company is available in the Company’s annual report on Form 10-K for the year ended December 31, 2011, which has been filed with the SEC. Additional information regarding the interests of such potential participants will be included in the definitive proxy statement/prospectus for the proposed business combination and the other relevant documents filed with the SEC.

6

Universal Business Payment Solutions Acquisition Corporation	Page 7
July 9, 2012

Note Regarding Financial Information

Certain financial information and data of EMS, JetPay, and AD Computer contained in this press release is derived from unaudited financial statements and data and may not conform to Regulation S-X. Accordingly, such information and data may be adjusted and presented differently in the proxy materials to be mailed to the Company’s security holders.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. UBPS’s actual results may differ from its expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, UBPS’s expectations with respect to future performance and anticipated financial impacts of the proposed transaction, the satisfaction of the closing conditions to the proposed transaction, and the timing of the completion of the proposed transaction.

These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside UBPS’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to, those described under the heading “Risk Factors” in UBPS’s final prospectus, dated May 9, 2011. Other factors include the possibility that the transactions contemplated by a potential transaction agreement do not close, including due to the failure of certain closing conditions.

UBPS cautions that the foregoing list of factors is not exclusive. Additional information concerning these and other risk factors is contained in UBPS’s most recent filings with the Securities and Exchange Commission. All subsequent written and oral forward-looking statements concerning UBPS, a potential transaction agreement, the related transactions, or other matters and attributable to UBPS or any person acting on its behalf, are expressly qualified in their entirety by the cautionary statements above. UBPS cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. UBPS does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

###

7